As filed with the Securities and Exchange Commission on November 6, 2023.

Registration No. 333-69129

Registration No. 333-113391

Registration No. 333-179564

Registration No. 333-66905

Registration No. 333-52866

Registration No. 333-113390

Registration No. 333-157721

Registration No. 333-229721

Registration No. 333-103753

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NOS. 333-69129, 333
-113391, 333-179564, 333-66905, 333-52866, 333-113390, 333-157721, 333-229721, and 333-103753

UNDER THE SECURITIES ACT OF 1933

The Timken Company

(Exact Name of Registrant as Specified in Its Charter)

Ohio (State or Other Jurisdiction of Incorporation or Organization)	34-0577130 (I.R.S. Employer Identification No.)

4500 Mt. Pleasant St. N.W.

North Canton, Ohio 44720-5450

(Address of Principal Executive Offices Including Zip Code)

THE TIMKEN COMPANY SAVINGS AND INVESTMENT RETIREMENT PLAN

THE TIMKEN COMPANY VOLUNTARY INVESTMENT PENSION PLAN

THE TIMKEN COMPANY SAVINGS PLAN FOR CERTAIN BARGAINING ASSOCIATES

(Full Title of the Plan)

Hansal N. Patel

Vice President, General Counsel and Secretary

4500 Mt. Pleasant St. N.W.

North Canton, Ohio 44720-5450

(234) 262-3000

(Name, Address and Telephone Number of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.      ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

The Timken Company, an Ohio corporation (the “Registrant”), is filing this Post-Effective Amendment on Form S-8 (the “Post-Effective Amendment”) to deregister any and all securities (including plan interests) that remain unissued or unsold under the Registrant’s Registration Statements on Form S-8 (Nos. 333-69129, 333-113391, 333-179564, 333-66905, 333-52866, 333-113390, 333-157721, 333-229721, and 333-103753) (collectively, the “Registration Statements”) relating specifically to The Timken Company Savings and Investment Retirement Plan, The Timken Company Voluntary Investment Pension Plan, and The Timken Company Savings Plan for Certain Bargaining Associates (collectively, the “Plans”). The Registration Statements registered: (1) (a) 5,000,000 common shares, without par value, of the Registrant on December 17, 1998, (b) an additional 5,000,000 common shares, without par value, of the Registrant on March 8, 2004, and (c) an additional 6,000,000 common shares, without par value, of the Registrant on February 17, 2012, in each case for The Timken Company Savings and Investment Retirement Plan and its predecessor plans; (2) (a) 250,000 common shares, without par value, of the Registrant on November 6, 1998, (b) an additional 350,000 common shares, without par value, of the Registrant on December 28, 2000, (c) an additional 350,000 common shares, without par value, of the Registrant on March 8, 2004, (d) an additional 1,250,000 common shares, without par value, of the Registrant on March 5, 2009, and (e) an additional 400,000 common shares, without par value, of the Registrant on February 15, 2019, in each case for The Timken Company Voluntary Investment Pension Plan and its predecessor plans; and (3) 2,000,000 common shares, without par value, of the Registrant on March 11, 2003 for The Timken Company Savings Plan for Certain Bargaining Associates and its predecessor plans, plus in each case an indeterminate amount of plan interests, to be offered and sold pursuant to the Plans. The offerings pursuant to these Plans have concluded and, accordingly, this Post-Effective Amendment to the Registration Statements is being filed in order to deregister all securities specifically attributable to the Plans that were registered under the Registration Statements and remain unissued or unsold under the Plans.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of North Canton, State of Ohio, on this 3rd day of November, 2023.

THE TIMKEN COMPANY

By:	/s/ Hansal N. Patel
Hansal N. Patel
Vice President, General Counsel and Secretary

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Date: November 3, 2023	/s/ Richard G. Kyle
Richard G. Kyle
President, Chief Executive Officer and Director
(Principal Executive Officer)

Date: November 3, 2023	/s/ Philip D. Fracassa
Philip D. Fracassa
Executive Vice President and Chief Financial Officer
(Principal Financial Officer and Principal
Accounting Officer)

Date: November 3, 2023	/s/ Maria A. Crowe
Maria A. Crowe
Director

Date: November 3, 2023	/s/ Elizabeth Ann Harrell
Elizabeth Ann Harrell
Director

Date: November 3, 2023
Sarah C. Lauber
Director

Date: November 3, 2023	/s/ John A. Luke, Jr.
John A. Luke, Jr.
Director

Date: November 3, 2023	/s/ Christopher L. Mapes
Christopher L. Mapes
Director

Date: November 3, 2023
James F. Palmer
Director

Date: November 3, 2023	/s/ Ajita G. Rajendra
Ajita G. Rajendra
Director

Date: November 3, 2023	/s/ Frank C. Sullivan
Frank C. Sullivan
Director

Date: November 3, 2023	/s/ John M. Timken, Jr.
John M. Timken, Jr.
Director

Date: November 3, 2023	/s/ Ward. J. Timken, Jr.
Ward J. Timken, Jr.
Director

Pursuant to the requirements of the Securities Act, the trustees (or other persons who administer the Plans referenced herein) have duly caused this Post-Effective Amendment to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Canton, State of Ohio, on this 3rd day of November, 2023.

THE TIMKEN COMPANY
SAVINGS AND INVESTMENT
RETIREMENT PLAN

By:	/s/ Philip D. Fracassa
Name:	Philip D. Fracassa
Title:	Executive Vice President and
Chief Financial Officer

THE TIMKEN COMPANY
VOLUNTARY INVESTMENT
PENSION PLAN

By:	/s/ Philip D. Fracassa
Name:	Philip D. Fracassa
Title:	Executive Vice President and
Chief Financial Officer

THE TIMKEN COMPANY
SAVINGS PLAN FOR CERTAIN
BARGAINING ASSOCIATES

By:	/s/ Philip D. Fracassa
Name:	Philip D. Fracassa
Title:	Executive Vice President and
Chief Financial Officer